Exhibit 10.2

Machines Disposal Agreement

This Machines Disposal Agreement is made as of this November 6, 2008 by and between:

Elixir Gaming Technologies, Inc., a Nevada corporation with registered office situated at 6650 Via Austi Parkway, Suite 170, Las Vegas, NV  89119 and correspondence address at Units 2B & 3A, 29th  Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong ( “EGT Nevada”);

and

Elixir Gaming Technologies (Philippines), Inc., a Philippines corporation with registered office situated at 3rd Floor, 32nd and 5th Avenues, Bonifacio Global City, Taguig, the Republic of Philippines and correspondence address at Units 2B & 3A, 29th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong (“EGT Philippines”);

and

Elixir International Limited, a Macau company with registered office situated at 19th Floor, Zhu Kuan Building, Avenida Xian Xing Hai, Macau and correspondence address at 38th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong (“ELI”).

(EGT Nevada and EGT Philippines are collectively referred to as “EGT Group” and together with ELI are collectively referred to as the “Parties”, and individually, a “Party”)

RECITALS

(A)     EGT Group has previously ordered and/or purchased 715 electronic gaming machines (collectively the “Machines”) from ELI. Particulars of the Machines are set out in the attached Schedule A hereto.

(B)     As at the date hereof, all the Machines are in the possession of EGT Group notwithstanding the fact that the consideration of part but not all of the Machines have been fully paid by EGT Group.

(C)     In relation to those Machines which have been fully paid by EGT Group (the “Fully Paid Machines”) and all those Machines which have not been fully paid by EGT Group (the “Non-Fully Paid Machines”) which are the subject matter of the Note (as defined below), it is agreed that EGT Group shall sell and ELI shall purchase back the Fully-Paid Machines and such Non-Fully Paid Machines which are the subject matter of the Note (as defined below) in accordance with the terms of this Agreement (the “Sale”); and in relation to all those Non-Fully Paid Machines which are not the subject matter of the Note, it is agreed that EGT Group shall return and ELI shall take back the possession of such Non-Fully Paid Machines in accordance with the terms of this Agreement (the “Return of Possession”). The terms “Disposal” and “dispose of” used in this Agreement shall, as the context may require (depending on whether the relevant Machine in issue is fully-paid or not or the subject matter of the Note), refer to either the Sale or the Return of Possession.

(D)     As at the date hereof, the following amounts were outstanding and owed by EGT Group to ELI : (i) approximately US$14 million being the existing current trade payables (the “Existing Current Trade Payables”); (ii) approximately US$7.4 million being the current portion of the total amount of US$12.1 million due to ELI drawn on a US$15 million trade note dated 21 April 2008 (the “Note”); and (iii) approximately US$4.6 million being the long-term portion of the Note.

(E)      The Parties wish to record in this Agreement the terms and conditions of the Disposal of the Machines.

NOW IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES as follows:

1.     Disposal of Machines

Subject to the terms and conditions of this Agreement :

(a)   EGT Group hereby agrees to sell to ELI, who agrees to purchase back, the Fully Paid Machines and all those Non-Fully Paid Machines which are the subject matter of the Note (as defined in Recital D above); and

(b)   EGT Group hereby agrees to return to ELI, who agrees to take back the possession of all those Non-Fully Paid Machines not being the subject matter of the Note.

2.     Price and Payment

2.1   In consideration for the Disposal of the Machines by EGT Group, ELI shall pay (subject to Clause 2.2 below) to EGT Group the total amount of US$13,920,660.47 (United States Dollars thirteen million, nine hundred and twenty thousand and six hundred and sixty and Cents forty-seven only) which represents the net book value of the Machines as at 30 September 2008 (the “Disposal Price”).

2.2   Payment of the Disposal Price shall be made by way of set-off of an amount equal to the Disposal Price against the Existing Current Trade Payables (as defined in Recital (D) above) (the “Set-Off”). The Parties agree that the Set-Off shall be effected upon the Completion Date (as defined in Clause 4.1 below).

2.3   Subject to Clause 7 below, the Disposal Price shall not be inclusive of any taxes, including but not limited to stamp duty, nor any costs or expenses related to the execution of this Agreement and/or the performance of the transactions as contemplated hereunder.

3      Transfer of Property and Risks

3.1   To the extent not previously passed to or retained by ELI, all property and title of the Machines shall pass to ELI upon the Completion Date (as defined in Clause 4.1 below).

3.2   To the extent not previously passed to or retained by ELI, the risk of the Machines shall pass to ELI upon the Completion Date.

3.3   EGT Group hereby warrants and represents to ELI that it has not granted in favour of any other persons any interest in or any option or other rights in respect of the Machines or any part thereof and that all the Machines are disposed of free of any third parties’ claims, charges or encumbrances (save and except for any vendor’s lien or other claims or encumbrances entitled by the relevant manufacturer(s) or supplier(s) of the relevant Machine(s) by reason of any outstanding amount owed by ELI to such manufacturer(s) or supplier(s)).

3.4 Notwithstanding anything to the contrary contained in this Agreement, EGT Group makes no representation or warranty as to the merchantability of the Machines and ELI agrees to purchase the Fully Paid Machines and to take back the possession of the Non-Fully Paid Machines on an ‘as-is’ basis.

3.5   EGT Group shall deliver to ELI all transfers, assignments and novations (if necessary) of the Machines together with the relevant documents necessary to give effect to this Agreement.

4      Delivery

4.1   Subject to the terms and conditions of this Agreement, the Machines shall be delivered or deemed delivered to ELI in accordance with Clauses 4.2 and 4.3 below, on or before 8 December 2008 (or such later date as may be agreed by the Parties in writing)(the “Completion Date”).

4.2   On or before the Completion Date, ELI shall notify EGT Group in writing in accordance with Clause 9 as to the manner of delivery of the Machines by EGT Group and the related logistics and charges (the “Delivery Notice”). Upon receipt of the Delivery Notice from ELI, EGT Group shall discuss the relevant delivery logistics and charges as set out in the Delivery Notice with ELI in good faith provided that if no Delivery Notice is given by ELI on or prior to the Completion Date or if no agreement is reached by the Parties regarding the matters set out in the Delivery Notice on or prior to the Completion Date, the Disposal of the Machines shall nevertheless be deemed completed and the delivery of the Machines shall be deemed occurred (“Deemed Delivery”) on the Completion Date and in such case, all the property, title and risks of the Machines (to the extent not previously passed or retained by ELI) will be passed to ELI and the Set-Off will be effected, on the Completion Date without further notice.

4.3   In the event of Deemed Delivery, and at any time after the Completion Date, ELI shall, at its own costs and expenses, be responsible for taking physical delivery of the Machines from the relevant warehouse(s) of EGT in the countries, namely, either the Philippines or Cambodia, at which the relevant Machines are currently stored by EGT Group and arranging for the transportation (including but not limited to the selection of the common carrier) and insurance during transit, from the relevant warehouse(s) of EGT Group to ELI’s own warehouse(s) or such other premises as designated by it either outside or within the relevant countries in issue.

4.4   For the avoidance of doubt, ELI may give Delivery Notice and the Parties may agree on the relevant matters as set out in such Delivery Notice in relation to part but not all of the Machines on or before the Completion Date subject however to the overriding provisions in Clause 4.2 above.

5 Assignments

Each Party shall not assign any of its rights, interest, benefits and/or obligations under this Agreement without the prior express written consent of the other Party.

6 Force Majeure

The non-performance by one of the Parties of any of the obligations assumed hereunder shall not be considered a breach of this Agreement if the cause of non-performance qualifies as Force Majeure. For this purpose, Force Majeure is generally defined as circumstances beyond the control of the Parties or any of them which were unpredictable at the time of signing of this Agreement and which render compliance with the obligations of the parties or parts thereof entirely or partially impossible. Such circumstances shall include, but shall not be limited to, war, insurrection, general strikes, governmental actions, earthquakes, floods or fires. The Party wishing to invoke Force Majeure shall notify the other Party, as soon as feasible, that such an event has occurred and shall use all possible efforts (to the extent within its ability and control) to resume performance of its obligations hereunder as soon as possible and in any event immediately after the Force Majeure event has ceased.

7      Stamp Duty and Legal Cost

EGT shall be solely responsible for all stamp duties and other levies, if any, in relation to the execution of this Agreement. Each Party shall bear its own legal costs and expenses for the preparation and execution of this Agreement.

8 Termination

8.1   Each Party shall be entitled to terminate this Agreement upon written notice served to the other Party if:

(a)   the other Party is in breach of any terms and conditions stated herein and where the breach is capable of remedy, failed to rectify and remedy the breach within 10 days upon the issuance of a written request for remedy from the non-defaulting Party; or

(b)  the other Party goes into liquidation or bankruptcy or insolvent or enters into any scheme of arrangement of debts with its creditors.

8.2   Any termination of this Agreement shall be without prejudice to any rights or liabilities of either Party accrued under this Agreement at the date of termination or in respect of any antecedent breach of the terms hereof prior to termination or any amount owing, due or payable under this Agreement. For the avoidance of doubt, any termination of this Agreement shall not have the effect of invalidating any Disposal of Machine(s) that has been completed or deemed completed pursuant to Clause 4.2 on or before the date of termination.

9      Notices:

9.1   Any notice to be given or served under or arising out of a provision of this Agreement must be in writing and delivered by hand or sent by pre-paid post or facsimile or email as the case may be, to the relevant correspondence address or facsimile number or email address mentioned hereunder for the Party to whom or upon which the notice is to be given or served.

9.2   A notice delivered or sent in accordance with this clause will be deemed to have been given and received:

(a)   if delivered by hand, upon receipt;

(b)   if posted within Hong Kong, 3 days after posting or if posted overseas, 7 days after posting;

(c)   if sent by facsimile transmission, upon confirmation of correct transmission of the facsimile and

(d)   if sent by email, the said email has to be sent to at least two contact persons of the receiving Party and 24 hours after sending.

Facsimile number and contact persons and the email addresses of such contact persons :

EGT Group:

Fax number : (853)-2875 7897

Contact Persons : Tony Lam and Andy Tsui

Email Addresses : tonylam@elixirgaming.com  and andytsui@elixirgaming.com

ELI:

Fax number : (853)-2875 5165

Contact Persons : Danny Liu and Albert Leong

Email Addresses : dannyliu@elixir.com.hk and albertleong@elixir.com.hk

10   Governing law and Jurisdiction:

10.1  This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

10.2 The Parties agree to submit to the exclusive jurisdiction of the courts of Hong Kong for the purpose of resolving any dispute or claim arising out of or in connection with this Agreement.

11   Miscellaneous :

11.1    This Agreement embodies the entire understanding between the Parties respecting the subject matter of this Agreement and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties in respect of the subject matter hereof.  Any amendments or changes to the present Agreement shall only be valid if in writing and signed by a representative of each of the Parties.

11.2    All headings to clauses herein are inserted for convenience only and shall not affect the construction of this Agreement. Words importing the singular number shall include the plural and vice versa and a gender shall include all genders and the neuter.

11.3    If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.4    Any failure by either Party to enforce at any time or for any period of time any of the provisions under this Agreement will not be construed as a waiver of such provisions or of the right of such Party thereafter to enforce each and every provision under this Agreement

The Parties have caused this Agreement to be duly executed the day and year first above written. This Agreement contains three sets and each Party will hold one copy.

For and on behalf of
Elixir Gaming Technologies, Inc.

Name:	Joseph Pisano
Title	Director

For and on behalf of
Elixir Gaming Technologies (Philippines) Inc.

Name:	Joseph Pisano
Title	Director

For and on behalf of
Elixir International Limited

Name:	John Wang
Title	Director

Schedule A

Particulars of the Machines